Exhibit 99.1

NEWS RELEASE
Contact: Shari Winet, Vice President of Public Relations
858.668.2580 • shari.winet@bpiedu.com

Chris Henn Named Bridgepoint Education’s Chief Operating Officer

SAN DIEGO (March 19, 2015) − Today, the Board of Directors at Bridgepoint Education, Inc. (NYSE: BPI) announced the selection of Christopher “Chris” M. Henn who, beginning April 13, will serve in the company’s newly created role of Executive Vice President and Chief Operating Officer.

“Chris’s extensive background of proven operational and product development experience will be a great complement to the educational and innovation expertise of Bridgepoint Education,” said Andrew Clark, Bridgepoint’s chief executive officer. “I am confident that Chris brings a valuable perspective and track record of growth-oriented results, and we are excited to have him join the organization.”

Most recently, Henn served as Managing Director – Product for Esurance, where he spent nearly 15 years working in various capacities for the multiline insurance company – a company which grew from a startup in 1999 to a company with over $1.5 billion in revenue by the end of 2014. Most recently, in his role as Managing Director – Product, Henn oversaw the rapid expansion of all Esurance programs. He was a driving force in growing the company from a mono-line automotive insurance carrier in 30 states to a multiline insurance company writing automotive policies in 43 states, renter’s policies in 19 states, homeowner’s policies in 16 states, and motorcycle policies in 11 states.

Among other roles at Esurance, Henn served as Managing Director/Chief Operating Officer and Senior Vice President – Insurance Operations. In the early years of the rapidly growing company, Henn oversaw all insurance operations including claims, product management, service centers, and compliance. He directed the acquisition of the first Esurance service center in Sioux Falls and the opening of the first Esurance claims offices in Sacramento, Tampa, and Dallas. Between 2000 and 2012, Henn helped Esurance grow from one small office in San Francisco to 15 offices across the country.

During the two decades prior to his tenure at Esurance, Henn held executive management roles at Nationwide Insurance and Progressive Insurance Corporation where he participated in the growth and success of both companies.

Henn holds a B.A. in Economics from Cleveland, Ohio’s John Carroll University.

About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) harnesses the latest technology to reimagine the modern student experience. Bridgepoint’s technologies, including Waypoint Outcomes®, enhance the way people learn in the digital age. Bridgepoint owns two academic institutions – Ashford University and University of the Rockies. Together, these programs, technologies, and resources represent a unique model for advancing education in the 21st century. Bridgepoint stands for greater access, social learning, and exposure to leading minds. For more information, visit www.bridgepointeducation.com, www.facebook.com/ BridgepointEducation, or call Shari Winet, Vice President of Public Relations, at 858.668.2580.